Exhibit 99.1

December 31, 2002

To the Addresses listed on Schedule I hereto.

Ladies and Gentlemen:

This Annual Statement as to Compliance is delivered to you pursuant to Section 4.10 (a) of the Sale and Servicing Agreement dated as of June 4, 2002 (the “Agreement”), executed in connection with the formation of AmeriCredit Automobile Receivables Trust 2002-B (the “Trust”), the issuance of the Notes by the Trust and the closing of the transactions and the execution and delivery of the various documents by AmeriCredit Financial Services, Inc. (the “Servicer”) and AFS Funding Corp. in connection therewith.  The capitalized terms used herein shall have the same meanings as in the Agreement.

The undersigned certifies that I am the Chief Financial Officer and Treasurer of the Servicer. I further certify as follows:

1.               I have conducted, or caused to be conducted under my supervision, a review of the Servicer during the preceding period from June 5, 2002 through December 31, 2002, and its performance under the Agreement.

2.               To the best of my knowledge, following such review, the Servicer has fulfilled all its obligations under the Agreement throughout such period, and , to the best of my knowledge, there has been no default in the fulfillment of any such obligation.

AmeriCredit Financial Services, Inc.

By:	/s/ Preston A. Miller	Dated: April 21, 2004
Preston A. Miller
Chief Financial Officer and Treasurer

Schedule I

Trustee, Trust Collateral Agent

and Backup Servicer:

JPMorgan Chase Bank
Global Debt/Asset Backed Securities
4 New York Plaza, 6th Floor
New York, NY  10004

Owner Trustee:

Bankers Trust (Delaware)
E. A. Delle Donne Corporate Center
Montgomery Building, Suite 200
Wilmington, DE 19805

Insurer:

Financial Security Assurance, Inc.
350 Park Avenue
New York, NY 10022

Rating Agencies:

Moody’s Investors Service, Inc.
99 Church Street
New York, NY 10007

Standard & Poor’s Rating Services
55 Water Street
40th Floor
New York, NY 10041